SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
 ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  240.14a-11(c)or 240.14a-12

ILLINOIS CENTRAL CORPORATION
(Name of Registrant as Specified In Its Charter)

ILLINOIS CENTRAL CORPORATION
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
    0-11.

   (1)  Title of each class of securities to which transaction applies:

   (2)  Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 (a)

   (4)  Proposed maximum aggregate value of transaction:


[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

  (1)   Amount Previously Paid:

  (2)   Form, Schedule or Registration Statement No.:

  (3)   Filing Party:

                        * * * * *


- --------------------

(a) Set forth the amount on which the filing fee is calculated and state how it was determined.

                          ILLINOIS CENTRAL CORPORATION
                        455 NORTH CITYFRONT PLAZA DRIVE
                            CHICAGO, ILLINOIS 60611

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 21, 1994

                               ----------------

TO THE STOCKHOLDERS OF ILLINOIS CENTRAL CORPORATION:

  Notice is hereby given that the Annual Meeting of Stockholders of Illinois Central Corporation, a Delaware corporation (the "Corporation"), will be held in the William Tell Theater of the Swissotel, 333 East Wacker Drive, Chicago, Illinois 60601, on April 21, 1994, at 9:00 AM local time, for the following purposes:

    Proposal No. 1. To elect four directors to a three-year term expiring at the 1997 Annual Meeting of Stockholders or until their successors are elected and qualified.

    Proposal No. 2. To consider and vote upon an amendment to the Corporation's restated certificate of incorporation that would increase the Corporation's authorized common stock from 65,000,000 shares to 100,000,000 shares.

    Proposal No. 3. To consider and vote upon the Illinois Central Corporation Executive Performance Compensation Program.

    Proposal No. 4. To consider and vote upon the Management Employee Discounted Stock Purchase Plan.

and to transact such other business as may properly come before the meeting or any adjournment or adjournments.

  Stockholders of record of the Common Stock of the Corporation at the close of business on March 4, 1994, are entitled to notice of and to vote at this meeting. A list of such stockholders will be maintained during the ten-day period preceding the meeting at the offices of the Corporation at 455 North Cityfront Plaza Drive, Chicago, Illinois 60611.

                                          By order of the Board of Directors,

                                          Ronald A. Lane
                                          Secretary

PLEASE SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

                          ILLINOIS CENTRAL CORPORATION
                        455 NORTH CITYFRONT PLAZA DRIVE
                            CHICAGO, ILLINOIS 60611

                               ----------------

                                PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 21, 1994

                               ----------------

PROXY

  This Proxy Statement and the accompanying proxy card are first being sent on or about March 14, 1994, to holders of Common Stock of Illinois Central Corporation ("IC" or the "Corporation") in connection with the solicitation of proxies by IC's Board of Directors (the "Board of Directors" or the "Board") for the Annual Meeting of Stockholders ("Annual Meeting"). The Annual Meeting will be held in the William Tell Theater of the Swissotel, 333 East Wacker Drive, Chicago, Illinois 60601, on April 21, 1994, at 9:00 AM local time. To assure the presence of a quorum at the Annual Meeting, the Board requests that all stockholders sign and return promptly the enclosed proxy card. Only stockholders of record at the close of business on March 4, 1994, will be entitled to vote at the Annual Meeting.

  The shares represented by the proxies will be voted by the persons named as proxies, and, if the stockholder specifies a choice with respect to a Proposal, the shares will be voted in accordance with that specification. If no specification is made, the shares will be voted "FOR" the nominees for election as directors named in Proposal No. 1 and "FOR" Proposals No. 2, No. 3 and No.
4. The effects of abstentions and non-votes by brokers and other nominees vary for the different Proposals and are discussed below. Any stockholder returning a proxy card has the power to revoke it by written revocation or a later dated proxy card delivered to the corporate Secretary at any time before it is voted or by attending the meeting and voting in person.

VOTING SECURITIES OF THE CORPORATION

  As of March 4, 1994, there were outstanding 42,615,839 shares of Illinois Central Corporation Common Stock, $.001 par value per share ("Common Stock"), which is the Corporation's only class of voting securities. Holders of Common Stock are entitled to one vote per share, exercisable in person or by proxy, with respect to all matters to come before the Annual Meeting. Under the Corporation's By-Laws, stockholders of record of a majority of the outstanding shares of Common Stock entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  The Corporation has three classes of directors with staggered terms, the members of each class serving a three-year term on the Board. At this Annual Meeting, the terms of the Class III directors will expire. The current Class III directors are George D. Gould, Gilbert H. Lamphere, Alexander P. Lynch and
F. Jay Taylor. The Board of Directors intends to nominate these four individuals for re-election to terms expiring in 1997, or until their successors are elected and qualified.

  Each nominee has consented to his nomination and, if elected, has indicated his intent to serve as a director. In the event that any nominee should be unable or unwilling to accept the office of director, which is not anticipated, the persons named as proxies intend to vote for the election of such other person(s) as the Board of Directors may recommend, unless the Board has taken prior action to reduce its membership.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS WHO WOULD HOLD OFFICE UNTIL 1997

  George D. Gould, 66, has been a director of the Corporation since 1990. He has been Vice Chairman of Klingenstein, Fields & Co., L.P., a money management firm, since 1989. Mr. Gould is a Trustee of the Board of Drexel Burnham Lambert Liquidating Trust, appointed by the United States Bankruptcy Court for the Southern District of New York. He previously served as Undersecretary of the United States Treasury for Finance from 1985 to 1988. Mr. Gould also serves as a director of the Federal Home Loan Mortgage Corporation. Committees: Audit, Compensation and Finance.

  Gilbert H. Lamphere, 41, has been a director of the Corporation since 1989. He has been Chairman of the Board since February 1993, and Chairman of the Executive Committee of the Board since 1990. Mr. Lamphere has been Co-Chairman and Chief Executive Officer of The Noel Group, Inc. ("Noel"), a diversified operating company, since 1991, and a director of Noel since 1990. Mr. Lamphere also is the Chairman, Chief Executive Officer and a director of The Prospect Group, Inc. ("Prospect"), a diversified operating company, for which he has served in various capacities since becoming a director in 1983. Mr. Lamphere also is a director of Cleveland-Cliffs, Inc., R. P. Scherer Corporation, Children's Discovery Centers of America, Inc., Sylvan Foods, Inc., Lincoln Snacks Company, Simmons Outdoor Corporation and Global Natural Resources, and is Chairman of Recognition International Inc. and Belding Hemingway Company. Mr. Lamphere is the brother-in-law of another director, Mr. Lynch. Committee:
Executive (Chairman).

  Alexander P. Lynch, 41, has been a director of the Corporation since 1991. He has been a Senior Managing Director of The Bridgeford Group, a financial advisory firm, since 1991. From 1985 until 1991, Mr. Lynch was a Managing Director of Lehman Brothers or its predecessors. Mr. Lynch also serves as a director of Lincoln Snacks Company. Mr. Lynch is the brother-in-law of another director, Mr. Lamphere. Committees: Compensation (Chairman) and Finance.

  F. Jay Taylor, 70, was appointed as a Class III director on February 10, 1994. Dr. Taylor is a Labor-Management Arbitrator in both the public and private sectors. He served as President of Louisiana Tech University from 1962 to 1987, and currently serves as President Emeritus of the University. Dr. Taylor is a member of the Board of Directors of Michael's Stores, Inc. and Pizza Inn, Inc. and a member of the National Academy of Arbitrators and Society of Professionals in Dispute Resolution.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 1995

  E. Hunter Harrison, 49, has been a director of the Corporation and the Illinois Central Railroad Company (the "Railroad") since 1993. He has been President and Chief Executive Officer of the Corporation and the Railroad since February 1993. Mr. Harrison joined the Corporation and the Railroad as Vice President and Chief Transportation Officer in 1989 and was elected Senior Vice President-Transportation in 1991 and was elected Senior Vice President-Operations in 1992. Prior to that, he was employed by Burlington Northern Railway for 26 years, serving in several vice presidential positions. Mr. Harrison also is a director of Wabash National Corporation. Committee:
Executive.

  Samuel F. Pryor, IV, 38, has been a director of the Corporation since 1989. Mr. Pryor has been Managing Director of Noel since 1991. He also is President of Prospect, for which he has served in various capacities since 1986. Mr. Pryor is a director of Prospect and Sylvan Foods, Inc. Committees: Audit, Compensation and Finance (Chairman).

  Alan H. Washkowitz, 53, has been a director of the Corporation since 1991. He has been a Managing Director of Lehman Brothers or its predecessors since 1978. Mr. Washkowitz also serves as a director of K&F Industries, Inc. Committees:
Audit and Finance.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 1996

  Thomas A. Barron, 41, has been a director of the Corporation since 1990. He is an author and has been Chairman of Evergreen Management Corporation, a private investment firm, since 1990. Mr. Barron was President and Chief Operating Officer and a director of Prospect from 1983 to 1989 and Vice Chairman and a director from 1989 to 1990. Mr. Barron is a director of The Forschner Group, Inc. and Sweetwater, Inc. and has served as a Trustee of Princeton University. Committee: Audit.

  William B. Johnson, 75, has been a director of the Corporation since 1989. He previously served as a director, Chairman and Chief Executive Officer of IC Industries, Inc. (now known as Whitman Corporation). Until 1989, Whitman owned the Railroad. Mr. Johnson was employed by the Corporation as Advisor to the Chairman in 1990 and 1991. Mr. Johnson serves as a director of Webster Broadcasting and is also a Trustee of the University of Chicago and the University of Pennsylvania Law School and a member of the Board of Governors of Washington College, Chestertown, Maryland. Committees: Audit (Chairman) and Executive.

  John V. Tunney, 59, has been a director of the Corporation since 1990. He has been Chairman of the Board of Cloverleaf Group, Inc., a real estate development firm, since 1980. Mr. Tunney served as United States Senator from the State of California from 1971 to 1977 and as a member of the United States House of Representatives from 1965 to 1971. Mr. Tunney is a director of The Forschner Group, Inc., Garnet Resources Corporation and Prospect. Committees: Audit and Compensation.

  All of the directors, except Dr. Taylor, were also directors of the Railroad until its 1993 Annual Meeting, at which time its size was reduced and only Messrs. Lamphere and Harrison were reelected to the Railroad's Board of Directors. See "OWNERSHIP OF COMMON STOCK AND CERTAIN TRANSACTIONS" for the beneficial ownership of Common Stock by each director and by all directors, nominees and executive officers as a group.

COMMITTEES OF THE BOARD OF DIRECTORS

  There are four standing committees of the Board of Directors. Committee membership is noted in the biographical section above. The functions of the various committees are described below.

    EXECUTIVE COMMITTEE--With the exception of certain powers that are reserved exclusively to a board of directors by the Delaware General Corporation Law (such as approving amendments to the Restated Certificate of Incorporation, adopting an agreement of merger or consolidation, and the amendment of the corporation's by-laws), the Executive Committee, which has three members, may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation. The Committee did not meet in 1993.

    AUDIT COMMITTEE--The Audit Committee is composed of six outside directors. The Committee oversees the Corporation's financial reporting on behalf of the Board. The Committee reviewed the 1993 audit plans of Arthur Andersen & Co., considered the adequacy of audit scope and reviewed and discussed with the auditors and management the auditors' reports. The Committee recommended to the Board the selection of the Corporation's independent public accountants. The Committee reviews compliance with the Corporation's Standards of Business Conduct policy, environmental conditions and compliance activities for the Corporation's facilities and the independent public accountants' review of the expense accounts of principal executive officers. The independent public accountants and the Committee have unrestricted access to each other, without management present, to discuss the results of audit work, including the adequacy of internal accounting controls, the quality of financial reporting and any other matter deemed appropriate. The Committee held two meetings in 1993, reported the results of those meetings to the Board and made recommendations to the Board.

    COMPENSATION COMMITTEE--The Compensation Committee sets the compensation for the Chief Executive Officer and reviews the responsibilities and compensation of all executive officers. Upon management's recommendation, the Committee also reviews management salary programs, incentive plans and benefit plans. The Committee held eleven meetings in 1993, reported the results of those meetings to the Board and made recommendations to the Board.

    FINANCE COMMITTEE--The Finance Committee monitors developments in the financial markets, reviews the financial structure of the Corporation, including its annual budget and five year plan, and recommends appropriate financial strategies and transactions. The Committee held three meetings in 1993, reported the results of those meetings to the Board and made recommendations to the Board.

MEETINGS OF THE BOARD OF DIRECTORS

  In 1993, the Board of Directors held ten meetings. The number of meetings held by the committees of the Board of Directors is noted above. Each director of the Corporation attended at least 75% of the meetings held by the Board and by the Committees on which he served, except Mr. Barron, who, because of schedule conflicts, did not attend the Audit Committee meetings, Mr. Gould, who, because of schedule conflicts, attended eight of the eleven Compensation Committee meetings and Mr. Tunney, who, because of schedule conflicts, attended one of the two Audit Committee meetings.

VOTE REQUIRED

  The four nominees receiving the greatest number of votes (i.e., a plurality) will be elected as Directors. Abstentions and non-votes by brokers and other nominees will not have any effect upon the vote.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends a vote FOR the election of the nominees listed above as directors of the Corporation.

PROPOSAL NO. 2.--AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO
                 INCREASE AUTHORIZED COMMON STOCK FROM 65,000,000 SHARES TO 100,000,000 SHARES

  The Board is proposing that the Restated Certificate of Incorporation be amended to increase the number of shares of Common Stock that the Corporation is authorized to issue to 100,000,000. From time to time, the Board has considered the desirability of a significant stock dividend or stock split, however, under the Restated Certificate of Incorporation, IC currently has insufficient authorized but unissued shares to effectuate such a stock dividend or stock split and still maintain sufficient authorized but unissued shares for other corporate purposes. IC is currently authorized to issue 65,000,000 shares of Common Stock and as of March 4, 1994, there were 42,615,839 shares of Common Stock outstanding and 2,402,500 additional shares of Common Stock were reserved for issuance under IC's 1990 Long Term Incentive Plan. The Restated Certificate of Incorporation also authorizes issuance of 5,000,000 shares of Preferred Stock, and as of March 4, 1994, no shares of Preferred Stock were outstanding.

  Approval of the proposed amendment will permit the Board of Directors to issue additional shares without further approval of the stockholders under Delaware corporate law. Additional purposes for which shares of Common Stock may be issued are the raising of additional capital funds through public and private offerings and the acquisition by the Corporation of other companies or assets. The holders of Common Stock do not have preemptive rights to subscribe to any additional shares of Common Stock that may be approved for issuance in the future.

  Although the Board of Directors has no present intention of doing so, authorized but unissued shares of Common Stock (or shares of Common Stock held as treasury shares) could be issued subject to applicable law and regulatory requirements, in one or more transactions which would make a takeover of the Corporation more difficult or could have the effect of diluting the stock ownership of persons seeking to obtain control of the Corporation. The Corporation's 5 million authorized but unissued shares of Preferred Stock can be issued with such rights, preferences and limitations as determined by the Board. Such shares could be issued in one or more transactions with terms which might make the acquisition of a controlling interest in the Corporation more difficult or costly.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the outstanding Common Stock will be required to approve the Proposal. Abstentions and non-votes by brokers and other nominees will have the same effect as "against" votes.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends a vote FOR Proposal No. 2.

PROPOSAL NO. 3.--APPROVAL OF THE ILLINOIS CENTRAL CORPORATION EXECUTIVE
                 PERFORMANCE COMPENSATION PROGRAM

  During 1993, the Compensation Committee undertook an extensive review of the Railroad's compensation programs and practices and adopted a comprehensive pay-for-performance compensation program designed to maximize stockholder value. The philosophy behind the new program and the details of the base salary and short- and long-term incentive portions of the program are set forth more fully in the Compensation Committee Report below. In December 1993, the Internal Revenue Service issued proposed regulations implementing the provisions of The Omnibus Budget Reconciliation Act of 1993 (the "Act") limiting the deductibility by an employer of executive compensation, other than "performance-based compensation," to $1 million per year for each of the CEO and the four other most highly compensated officers ("Covered Employees").

  The Board of Directors determined that it is desirable to assure full deductibility of incentive compensation paid to Covered Employees as performance-based compensation. Accordingly, the Board established an Executive Performance Compensation Program (the "Executive Program") applicable only to the Covered Employees. The Executive Program is similar to the pay-for-performance program for other management employees except that the Board does not have discretion to increase formula-determined awards or make awards based on subjective evaluation of individual performance. See "Compensation of Executive Officers and Directors" and "Compensation Committee Report."

  The Corporation believes that upon stockholder approval, the Executive Program will meet the requirements of the Act and the proposed regulations to qualify as performance-based compensation. Accordingly, the Board recommended placing the Executive Program before the stockholders for approval. If stockholders do not approve the Executive Plan, the Board of Directors intends to terminate it and explore other approaches to incentive compensation for Covered Employees, which may or may not be deductible.

ANNUAL AWARD PORTION

  The short-term incentive portion of the Executive Program consists of annual cash Performance Awards. Each of the Covered Employees has a target Performance Award level ranging from 60% to 75% of base

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

salary. Actual Performance Awards made to each Covered Employee will vary from 0% to 150% of the target level based on the extent to which pre-established performance objectives of the Corporation are achieved for each calendar year.

  The Corporation's performance objectives relate directly to factors which drive stockholder value--annual return on average total capital, calculated on an after-award, after-tax basis, and annual revenue growth. Specific performance objectives for each measure for the ensuing year are set by the Compensation Committee and approved by the Board of Directors prior to the first of each year. The same corporate performance measures and annual objectives apply, to Covered Employees as apply to all other management employees for annual short-term incentive awards.

  The Compensation Committee will certify the extent to which the Corporation's annual performance objectives are attained. If performance falls below threshold levels, no Performance Awards will be paid; if performance is above the thresholds, the amount of Performance Awards will be determined by interpolating the awards according to the matrix below. The Compensation Committee has the discretion to reduce, but not to increase, the amount of the Performance Award by up to 20% for consideration of other business measures.

                                            RETURN ON TOTAL CAPITAL
      ANNUAL REVENUE             ----------------------------------------------
          GROWTH                 BELOW THRESHOLD THRESHOLD(2) TARGET MAXIMUM(1)
      --------------             --------------- ------------ ------ ----------
      Maximum(1)................        0%           50%       117%     150%
      Target....................        0%           50%       100%     133%
      Threshold(2)..............        0%           50%        83%     116%
      Below Threshold...........        0%           50%        67%     100%

- --------
(1)Maximum is 150% of Target.
(2)Threshold is 50% of Target.

  Based on the above description and using the CEO's current base salary of $400,000 per year, the maximum Performance Award payable under the Executive Program is $450,000. Future maximum Performance Awards will depend upon future base salaries which may change annually.

STOCK OPTION PORTION

  Each of the Covered Employees also participates in the senior management Stock Option Program described in the Compensation Committee Report. Under that Program, the number of stock options awarded to any individual depends upon the Corporation's performance and the individual's performance and responsibility (salary grade) within the Corporation. Under the Executive Program, stock options are granted at fair market value on the date of grant and vest 25% each year over four years. The maximum annual number of shares with respect to which options may be granted to any individual under this Program is 100,000. The stock options will be issued under the 1990 Long-Term Incentive Plan previously approved by the stockholders. See "Compensation of Executive Officers and Directors--Compensation Plans and Arrangements--Long-Term Incentive Plan."

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the outstanding Common Stock present (whether in person or by proxy) and entitled to vote at the Annual Meeting will be required to approve Proposal No. 3. Abstentions will have the same effect as "against" votes, and non-votes by brokers and other nominees will reduce the number of affirmative votes required.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends a vote FOR approval of the Executive Performance Compensation Program in order to provide fully-deductible pay-for-performance incentives for Covered Employees.

PROPOSAL NO. 4.--APPROVAL OF ILLINOIS CENTRAL CORPORATION MANAGEMENT EMPLOYEE
                DISCOUNTED STOCK PURCHASE PLAN

  To more clearly align the interests of salaried employees with those of the Corporation's stockholders, the Corporation has established an Management Employee Discounted Stock Purchase Plan (the "Plan"). The Plan will encourage management to become stockholders by permitting permanent, full time, salaried employees of the Corporation and its subsidiaries to invest up to 15% of their salary in Common Stock of the Corporation at a 15% discount. The stock will be acquired by an independent administrator through open market purchases.

  Under the Plan, an eligible employee may elect to purchase shares of Common Stock by paying 85% of the fair market value of the Common Stock on the date of purchase through payroll deductions and/or lump sum payments. The remaining 15% will be paid by the Corporation. The aggregate amount of payroll deductions and lump sum payments made by a participant cannot exceed 15% of her or his salary for any calendar year. Participants incur no brokerage commissions or service charges for purchases or sales of Common Stock under the Plan. However, certain administrative fees may be charged to participants. Based on current salary levels and the closing market price on February 23, 1994, $36.50, approximately 104,000 shares could be purchased in 1994 if all of the management employees participated in the Plan to the maximum extent permitted.

  A participant must continue employment with the Corporation or its subsidiaries for two years to retain the 15% discount, and, during that period, the shares will be held by the plan's administrator. If the employee withdraws shares or directs the sale of shares within two years, the discount must be repaid in cash or relinquished shares. No such repayment is required in the event of death, retirement, disability or change of control of the Corporation.

  A participant may elect to receive cash dividends or to reinvest dividends. A participant has the right to direct the vote of his or her shares.

  The Corporation has the right to amend or terminate the Plan at any time. In the event of termination, all stock and cash will be distributed to participants.

  In accordance with rules established by the Securities and Exchange Commission, certain executive officers of the Corporation can participate in this plan effectively, under Section 16(b) of the Securities and Exchange Commission's rules and regulations, only if the plan is approved by the stockholders. For that reason, the Board of Directors has submitted this proposition to the stockholders.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the outstanding Common Stock present (whether in person or by proxy) and entitled to vote at the Annual Meeting will be required to approve Proposal No. 4. Abstentions will have the same effect as "against" votes and non-votes by brokers or other nominees will reduce the number of affirmative votes required.

RECOMMENDATIONS

  To encourage management to acquire common stock of the Corporation through participation in the Employee Discounted Stock Purchase Plan, the Board of Directors recommends a vote FOR the approval of Proposal No. 4.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors (the "Committee") has the responsibility for establishing and administering compensation policies, plans and programs for the Corporation and its subsidiaries (herein, "the Company"). The Committee and senior management initiated a comprehensive review of management compensation in the spring of 1993. The Committee retained the services of Strategic Compensation Associates, an international consulting firm which specializes in executive compensation issues, to help oversee and guide this process.

  The study included an evaluation of existing compensation policies; interviews with a large number of employees to provide substantive feedback; a review of compensation plans and practices prevailing at other comparable transportation companies; and an analytical review of the costs and benefits of the proposed programs. The philosophy and programs resulting from the study's rigorous analysis are outlined below and were developed through the active involvement of management, the consultant and the Committee.

  Because this study was completed late in the year, compensation paid for 1993 represents a transition and blending of past practices and new programs. All of the compensation programs approved by the Board of Directors in 1993 will be fully implemented in fiscal 1994.

Executive Compensation Philosophy

  The Committee adopted a compensation philosophy for the Company's management to serve as guiding principles for program design and administration. The overriding philosophy is that compensation should be tied directly to the Company's stated business objectives and to the sustained creation of stockholder value. The Committee believes that stockholder interests and the Company's compensation programs should be closely aligned and integrated. Therefore, the Company's compensation program and mix reflect a performance and long-term orientation. Further, the performance measures used to determine compensation levels have been demonstrated to be primary, sustainable drivers of stockholder value among transportation companies specifically, and other publicly-held companies generally. As a result, the Company's total compensation package is designed to be highly sensitive to the Company's performance, defined in terms of stockholder value creation.

  The Company's Performance Compensation Program consists of three components:
(1) Base Salary, (2) Performance Awards and (3) Stock Options and purchases under the Discounted Stock Purchase Plan. Each of these components and its respective role in total direct compensation, as well as the basis for determining the compensation of the President and CEO, Mr. Hunter Harrison, are described below:

 (1) Base Salary

  Pursuant to the compensation philosophy of emphasizing risk-oriented pay to encourage superior performance and consistent with the Company's business strategy of controlling fixed costs, annual salary adjustments will be determined by several factors, including: the Company's performance, the individual's contribution to that performance, the individual's position within his/her salary grade and competitive pay levels. On an annual basis, the Committee reviews executive salaries with the Chief Executive Officer ("CEO").

 (2) Performance Awards

  In fiscal 1994, all of the Company's management employees (approximately 375) will be eligible to participate in the Company's annual incentive program. Each participant is assigned a target Performance Award according to the individual's level of responsibility (salary grade). Target award levels range from

10% to 75% of annual base salary. The CEO's target is 75% and the target for the four other most highly compensated officers is 60% to 65%. Actual award levels vary depending upon the degree of achievement relative to specified Company and individual performance objectives and can range in total from 0% to 200% of target levels. For the CEO and four other most highly compensated officers, there is no individual performance objective and the range is from 0% to 150% of target.

  Performance awards under the program are contingent upon both Company and individual performance for the year. Only those individuals who receive a satisfactory or better performance rating in their annual performance reviews are eligible to receive an annual Performance Award. The Company's performance relates directly to those measures which drive stockholder value--annual return on average total capital (ROTC), calculated on an after-award after-tax basis, and annual revenue growth. Specific performance objectives have been set by the Committee (as they will be on an annual basis) in relation to the Company's fiscal budget which has been reviewed and approved by the Board. For 1994, the ROTC objective is 11% and the revenue growth objective is 5%. The payout related to Company performance against these predetermined objectives ranges from 0% to 150% of target award. (See table in Proposal No. 3.) Except as to the CEO and the four other most highly compensated individuals, the Committee has the ability to adjust the Company payout through a discretionary factor of plus or minus 20% of target award by evaluating other business measures (e.g., safety, operating ratio, EPS, or other measures). For the CEO and the four other most highly compensated officers only, Company performance, subject to potential reduction by the Committee, governs their entire Performance Award amount. For other participants, their individual performance rating determines the individual portion of his/her award, which varies from 0% to 50% of the target award.

  The Committee followed the spirit of the Performance Compensation program in determining the fiscal 1993 bonuses. Eligibility and target bonus levels were consistent with past practices. The Committee used the fiscal 1994 Company performance measures to determine Company performance. Payouts were determined using, as a guideline, performance against the fiscal 1993 budget. Individual performance was determined on a discretionary basis, consistent with past practices.

 (3) Stock Options and Discounted Stock Purchase

  In 1993, the Company granted stock options under its 1990 Long-Term Incentive Plan in amounts ranging from 1,500 to 25,000 shares to approximately 60 employees. (The maximum award is an option for 100,000 shares per person per year.) The grants made to these individuals were based upon an assessment of the Company's financial performance and individual performance. The options may be exercised for $31.25 per share, which was the fair market value of the Company's stock on the date of the grant. Twenty-five percent of each award becomes exercisable on each of the first four anniversary dates of the grant.

  For fiscal 1994, the Company will have two types of long-term incentive programs: a senior management Stock Option Program and a discounted stock purchase plan. Both programs are designed to align stockholders' and management's interests. These programs encourage employees to acquire and retain a significant ownership stake in the Company and to motivate management to improve the long-term performance of the Company's stock price and total return to stockholders.

  Approximately 60 management employees are eligible to participate in the senior management Stock Option Program. The number of stock options that will be available for grant in any given year to all eligible employees will vary between .3% and .9% of common shares outstanding, depending on Company performance. Company performance will be determined based upon three measures:
3-year ROTC relative to Class I railroads, annual compound revenue growth over a 3-year period relative to Class I railroads, and the Company's 3-year total stockholder return relative to the S&P Midcap 400 index. The stock options will be granted at the fair market value on the date of grant and will vest 25% each year over four years. Actual awards to individual participants will be based upon Company performance, individual performance and individual responsibility (salary grade) within the Company. Stock options will be issued pursuant to the 1990

Long-Term Incentive Plan previously approved by the stockholders. The Committee firmly believes that this type of incentive compensation will focus management's attention on long-term financial performance and growth for the Company. Similar to the annual incentive program, only those individuals who receive a satisfactory or better rating on their annual individual performance appraisals will be eligible to receive stock option awards. The Committee followed the spirit of the Performance Compensation Program in determining the 1993 stock option awards.

  In fiscal 1994, the Discounted Stock Purchase Plan described in detail under Proposal No. 4 will be available to all management employees. All management employees will be given the opportunity to invest up to 15% of their salary in Company stock at 85% of fair market value. The Company's 15% contribution will vest after two years of continued employment.

CEO Compensation

  Effective February 17, 1993, Mr. Edward L. Moyers retired as Chairman, President and Chief Executive Officer of the Company and Mr. E. Hunter Harrison was appointed President and Chief Executive Officer. During 1993, the Company's highest compensated officer was Mr. Harrison, whose ending base salary for fiscal 1993 was $400,000. This represents a significant increase over Mr. Harrison's salary for the previous year to reflect his new responsibilities as President and CEO.

  Mr. Harrison received an annual performance award of $350,000 for the fiscal year 1993, in recognition of the excellent performance of both the Company and Mr. Harrison individually. This award also took into account the award potential inherent in the new 1994 annual incentive program as well as award levels in prior years.

  Mr. Harrison received a special 250,000 share stock option award upon appointment as CEO in recognition of his new responsibilities and to encourage him to remain with the Company. The stock options, which were granted at fair market value at the time of Mr. Harrison's promotion to CEO, vest ratably over four years. Mr. Harrison also received a 25,000 share stock option award in fiscal 1993 in recognition of numerous financial and strategic accomplishments, including: the lowest operating ratio among Class I railroads; the Company's quick response to the massive floods in the Midwest during the summer of 1993; the Company's response to and management of the coal strike; the Company's numerous marketing, sales and organizational initiatives; and the Company's strong stock price appreciation. However, this award was made at the lower end of Mr. Harrison's grant range because of the special award he received earlier in the year.

Nondeductible Compensation

  The Board of Directors is submitting to the stockholders for approval the Performance Award and Stock Option portions of the new Executive Performance Compensation Program. Upon approval, the Company believes that compensation paid under this Executive Program will be fully deductible for federal income tax purposes. The Committee does not currently anticipate that any executive officer's non-performance based compensation will exceed $1 million. However, the Committee and the Board of Directors retain the discretion to grant nondeductible compensation if that would be in the best interests of the Company and stockholders under the circumstances.

Directors' Compensation

  The Committee also requested Strategic Compensation Associates to assess the Corporation's compensation practices for outside directors compared to other publicly-owned railroad companies. The study found that IC's directors met more often both in committees and full board meetings than the median for the industry, and that total compensation was below the median on a per meeting basis. It also found that deferral and retirement programs were prevalent among other railroads.

  Based upon the consultant's recommendations, the Committee proposed, and in February 1994 the Board of Directors adopted, several changes in compensation for Outside Directors effective at the 1994 Annual Meeting. The annual retainer for the Chairman was increased from $115,000 to $120,000. The annual retainer for other Board members was increased from $15,000 to $20,000. A retainer for committee chairmen of an additional $3,000 was initiated in recognition of the extra demands on those individuals.

  Each director also is entitled to receive a retirement benefit equal to an annual payment in the amount of the base annual retainer at the time of retirement for the length of his or her Board service not to exceed ten years. The directors terminated the provision of the 1990 Long-Term Incentive Plan granting an option to acquire 15,000 shares upon first election to the Board.

  IC intends to establish a plan permitting any Outside Director to defer his or her cash compensation. Earnings on the amount deferred will be based on either performance of IC Common Stock or an independent financial index at the option of the Outside Director to be elected at the time of deferral.

                                          Respectfully submitted,

                                          Mr. Alexander P. Lynch, Chairman
                                          Mr. George D. Gould
                                          Mr. Samuel F. Pryor, IV
                                          Mr. John V. Tunney

EXECUTIVE COMPENSATION

  All of the cash compensation received by IC's executive officers during fiscal years 1993, 1992 and 1991 was paid or accrued by the Railroad; none was paid by IC. The following table sets forth information concerning the former and current Chief Executive Officers and the four other most highly compensated executive officers for the year ended December 31, 1993.

                           SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION      LONG-TERM COMPENSATION
                        ----------------------------- ----------------------
                                             OTHER
                                            ANNUAL    RESTRICTED  SECURITIES
    NAME AND                                COMPEN-      STOCK    UNDERLYING  ALL OTHER
    PRINCIPAL           SALARY  BONUS(1)   SATION(2)  AWARD(S)(3)  OPTIONS/  COMPENSATION
   POSITION(S)     YEAR   ($)      ($)        ($)         ($)      SARS (#)      ($)
   -----------     ---- ------- --------- ----------- ----------- ---------- ------------
Edward L. Moyers*  1993 141,222   238,500   2,316         --          --      39,124(5)
 Former Chairman,  1992 645,525 1,250,000  10,097      4,700,000      --     171,319(5)
 President and     1991 477,012   850,000 164,658(4)      --          --     152,905(5)
 Chief Executive
 Officer
E. Hunter          1993 368,442   350,000  19,965         --       275,000    70,252(6)
 Harrison*
 President and     1992 163,807   175,000   5,784        412,500      --      28,150(6)
 Chief
 Executive         1991 159,387   100,000   5,364         --          --      26,103(6)
 Officer
Gerald F. Mohan    1993 184,821   165,000   8,762         --        12,000    39,892(7)
 Senior Vice       1992 163,807   175,000   5,675        412,500      --      29,194(7)
 President--
 Marketing         1991 159,387   100,000   4,862         --          --      27,176(7)
David C. Kelly     1993 159,003   135,000   9,612         --        10,000    29,929(8)
 Vice President--  1992 143,456   140,000   5,267        371,250      --      21,157(8)
 Maintenance       1991 139,464    80,000   3,576         --          --      19,770(8)
Ronald A. Lane     1993 159,003   135,000   9,105         --        11,000    29,203(10)
 Vice President    1992 143,456   140,000   4,932        371,250      --      20,962(10)
 and
 General Counsel,  1991 139,464    80,000  47,759(9)      --          --      17,908(10)
 and Secretary
Dale W. Phillips   1993 158,812   135,000   8,319         --        11,000    29,368(12)
 Vice President    1992 137,346   140,000  57,481(11)    371,250      --      20,361(12)
 and
 Chief Financial   1991 124,521    80,000   2,577         --          --      16,494(12)
 Officer

NOTES TO SUMMARY COMPENSATION TABLE

  *Effective February 17, 1993, Mr. Moyers retired and Mr. Harrison was appointed President and Chief Executive Officer.

 (1) Bonus amounts include, but are not limited to, payments under the Railroad's Management Incentive Compensation Plan. Amounts shown in a given year reflect amounts awarded with respect to that year but may have been paid the following year.

 (2) Generally includes federal and state tax "gross ups" for various perquisites such as company cars and club dues and initiation fees, and, when they exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus, the value of perquisites.

 (3) Restricted stock awards granted in 1992 under IC's 1990 Long-Term Incentive Plan. Shares awarded are restricted for a period of four years from the date of purchase or award. On the anniversary date of purchase or award, if employment has not previously been terminated, 25% of the shares originally awarded become unrestricted. Dividends paid on unvested restricted shares are reported as salary. As of December 31, 1993, Messrs. Harrison and Mohan each owned 15,000 unvested shares of the shares granted in 1992 which had a current value of $538,125 and Messrs. Kelly, Lane and Phillips each owned 13,500 unvested shares of the shares granted in 1992 which had a current value of $484,312. Current value is computed by multiplying the closing NYSE market price of unrestricted stock on December 31, 1993, by the number of shares still subject to restrictions and netting out any consideration paid by award recipient. In January 1993, the Compensation Committee determined that Mr. Moyers had already earned 33,000 shares of his 1992 restricted stock award in respect of 1992 performance. In February 1993, Mr. Moyers entered into a consulting and non-competition agreement with IC pursuant to which IC immediately vested an additional 100,000 shares (for a total of 133,000 shares subject to accelerated vesting) of his 1992 restricted stock award and amended the vesting scheduled of the remaining 67,000 unvested shares of such award. The remaining 67,000 shares were forfeited in August 1993. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

 (4) Includes perquisites, including club dues and initiation fees of $103,320.

 (5) Includes: (i) Railroad contributions to defined contribution plan of $2,000, $4,577, and $4,444 for fiscal years 1993, 1992 and 1991, respectively; (ii) Railroad contributions to 401(k) plan of $3,750, $4,364 and $4,238 for fiscal years 1993, 1992 and 1991, respectively; (iii) amounts accrued under an executive account balance plan of $ 32,946, $138,600, and $123,990 for fiscal years 1993, 1992 and 1991, respectively; and (iv) amounts accrued under an excess benefit plan of $428, $23,778, and $20,233 for fiscal years 1993, 1992 and 1991, respectively.

 (6) Includes: (i) Railroad contributions to defined contribution plan of $4,717, $3,204, and $3,204 for fiscal years 1993, 1992, and 1991, respectively; (ii) Railroad contributions to 401(k) plan of $4,497, $4,364, and $4,238 for fiscal years 1993, 1992 and 1991, respectively;
     (iii) amounts accrued under an executive account balance plan of $50,735, $19,713, and $17,098 for fiscal years 1993, 1992 and 1991, respectively; and (iv) amounts accrued under an excess benefit plan of $10,303, $869, and $1,563 for fiscal years 1993, 1992 and 1991, respectively.

 (7) Includes: (i) Railroad contributions to defined contribution plan of $3,504, $3,204, and $3,204 for fiscal years 1993, 1992 and 1991, respectively; (ii) Railroad contributions to 401(k) plan of $4,358, $3,743, and $3,635 for fiscal years 1993, 1992 and 1991, respectively;
     (iii) amounts accrued under an executive account balance plan of $31,135, $21,289, and $19,172 for fiscal years 1993, 1992 and 1991, respectively; and (iv) amounts accrued under an excess benefit plan of $895, $958 and $1,165 for fiscal years 1993, 1992 and 1991, respectively.

 (8) Includes: (i) Railroad contributions to defined contribution plan of $3,000, $2,808, and $2,808 for fiscal years 1993, 1992 and 1991, respectively; (ii) Railroad contributions to 401(k) plan of $4,355, $3,358, and $3,504 for fiscal years 1993, 1992 and 1991, respectively; and
     (iii) amounts accrued under an executive account balance plan of $22,574, $14,991, and $13,458 for fiscal years 1993, 1992 and 1991, respectively.

 (9) Includes perquisites, including club dues and initiation fees of $27,100.

(10) Includes: (i) Railroad contributions to defined contribution plan of $3,000, $2,808, and $2,808 for fiscal years 1993, 1992 and 1991, respectively; (ii) Railroad contributions to 401(k) plan of $4,475, $4,025, and $4,200 for fiscal years 1993, 1992 and 1991, respectively; and
     (iii) amounts accrued under an executive account balance plan of $21,728, $14,129, and $10,900 for fiscal years 1993, 1992 and 1991, respectively.

(11) Includes perquisites, including club dues and initiation fees of $31,250.

(12) Includes: (i) Railroad contributions to defined contribution plan of $3,000, $2,684, and $2,508 for fiscal years 1993, 1992 and 1991, respectively; (ii) Railroad contributions to 401(k) plan of $4,463, $3,850, and $3,756 for fiscal years 1993, 1992 and 1991, respectively; and
     (iii) amounts accrued under an executive account balance plan of $21,905, $13,827, and $10,230 for fiscal years 1993, 1992 and 1991, respectively.

  Set forth below is a summary of the awards made during 1993 pursuant to the IC's 1990 Long-Term Incentive Plan (the "1990 Incentive Plan").

                                  EXERCISE PRICE  DOLLAR       NUMBER OF UNITS
      NAME AND POSITION(S)         PER SHARE(2)  VALUE(1)    (SHARES OR OPTIONS)
      --------------------        -------------- --------    -------------------
      Restricted Stock:
      Executive Group...........     $32.500     $650,000           20,000
      Non-Executive Employees...      32.125      160,625            5,000
                                                 --------          -------
        Total Restricted Stock..                 $810,625           25,000
                                                 ========          =======
      Option Grants:
      Executive Group(2)........                      N/A(3)       349,500
      All Non-Executive Employ-
       ees......................                      N/A(3)       170,500
                                                                   -------
        Total Options to Employ-
         ees....................                                   520,000
      Non-Executive Director
       Group                                          N/A(3)        12,000
                                                                   -------
        Total Options Granted...                                   532,000
                                                                   =======

- --------
(1) Valued based upon the closing price of the Common Stock on the NYSE on the award dates of October 1, 1993 and October 18, 1993 in the case of restricted stock awards.
(2) See Option/SAR Grants in 1993 table for detail of named executives.
(3) The value of the option awards is not determinable. The value of the Common Stock underlying the options awarded on February 17, 1993, April 22, 1993 and November 23, 1993, based upon the closing price of the Common Stock on the NYSE, was $14,989,250.

  The following is a schedule of shares and options awarded and still outstanding or available for award under the Incentive Plan. The exercise prices have been adjusted to give effect to the 3-for-2 stock split in February 1992.

                                                          OUTSTANDING   TOTAL
                                                          ----------- ---------
      Reserved shares(1).................................             2,402,500
      Options:
       Granted in 1990:
        At $12.000/share.................................    45,000
        At $ 8.000/share.................................    45,000
       Granted in 1991:
        At $12.750/share.................................    34,500
       Granted in 1992:
        At $22.750/share.................................    10,500
        At $22.375/share.................................    15,000
       Granted in 1993:
        At $24.875/share.................................   250,000
        At $27.750/share.................................    10,500
        At $31.250/share.................................   270,000
       Granted in 1994:
        At $37.750/share.................................    15,000    (695,500)
                                                            -------   ---------
      Restricted stock
       Awarded in 1992...................................   350,000
       Awarded in 1993...................................    25,000    (375,000)
                                                            -------   ---------
      Shares of restricted stock forfeited...............                80,500
                                                                      ---------
      Available for award................................             1,412,500
                                                                      =========

- --------
(1) Reserved shares are reduced by the number of shares issued upon exercise of options.

  Until 1993, all option awards had been granted to Outside Directors only. During 1993, two directors exercised a total of 49,500 options. The aggregate fair market value upon exercise for the shares was $1.8 million.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                      ANNUAL RATES OF STOCK
                                                                       PRICE APPRECIATION
                          INDIVIDUAL GRANTS                              FOR OPTION TERM
- --------------------------------------------------------------------- ---------------------
                          NUMBER OF   PERCENT OF
                         SECURITIES     TOTAL
                         UNDERLYING  OPTIONS/SARS EXERCISE
                          OPTIONS/    GRANTED TO  OR BASE
                            SARS     EMPLOYEES IN  PRICE   EXPIRATION
          NAME           GRANTED (#) FISCAL YEAR   ($/SH)     DATE      5%(1)      10%(1)
          ----           ----------- ------------ -------- ---------- ---------- ----------
Edward L. Moyers........     --          --         --        --
E. Hunter Harrison......   250,000       48.1%    $24.875   2/18/2003 $3,910,938 $9,911,086
                            25,000        4.8      31.250  11/23/2003    491,324  1,245,111
Gerald F. Mohan.........    12,000        2.3      31.250  11/23/2003    235,835    597,653
David C. Kelly..........    10,000        1.9      31.250  11/23/2003    196,530    498,045
Ronald A. Lane..........    11,000        2.1      31.250  11/23/2003    216,183    547,849
Dale W. Phillips........    11,000        2.1      31.250  11/23/2003    216,183    547,849

- --------
(1) The dollar amounts indicated in these columns are the result of calculations assuming 5% and 10% growth rates as required by the rules of the Securities and Exchange Commission. These growth rates are not intended by IC to forecast future appreciation, if any, of the price of IC Common Stock, and IC expressly disclaims any representation to that effect.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS/SARS
                                                        OPTIONS/SARS AT                 AT
                            SHARES                        FY-END (#)                FY-END ($)
                         ACQUIRED ON     VALUE     ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ------------ ------------ ----------- ------------- ----------- -------------
Edward L. Moyers........       0            0          --           --            --          --
E. Hunter Harrison......       0            0          --         275,000(1)      --       2,865,625
Gerald F. Mohan.........       0            0          --          12,000         --          55,500
David C. Kelly..........       0            0          --          10,000         --          46,250
Ronald A. Lane..........       0            0          --          11,000         --          50,875
Dale W. Phillips........       0            0          --          11,000         --          50,875

- --------
(1) Exercisable on February 17, 1994--62,500.

  The following is a summary of the federal income tax consequences of options granted under the 1990 Incentive Plan based upon federal tax laws currently in effect. The 1990 Incentive Plan is not qualified under Section 401(a) of the Code.

  With respect to nonstatutory options: Except as provided below, when an optionee exercises an option, the difference between the option price and any higher fair market value of the shares on the date of exercise will be ordinary income to the optionee and will be allowed as a deduction for federal income tax purposes to the Corporation or its affiliates provided that applicable tax withholding requirements are satisfied. When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long- or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as long- or short-term capital loss, depending upon the holding period of the shares.

  With respect to incentive stock options: When an optionee exercises an incentive stock option while employed by the Corporation or its affiliates or within the three month period (one year for disability) after termination of employment, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the shares acquired upon such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of prior to the expiration of one year after the date of transfer and two years after the date of grant of the option, the excess (if any) of the sale proceeds over the aggregate option price of such shares will be long-term capital gain, but the Corporation will not be entitled to any tax deduction with respect to such gain. Except as provided below, if the shares are disposed of prior to the expiration of such periods (a "disqualifying disposition"), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such disqualifying disposition and the Corporation or its affiliates will be entitled to a federal tax deduction in a like amount. If an incentive stock option is exercised by the optionee more than three months (one year for disability) after termination of employment, the tax consequences are the same as described above for nonstatutory stock options.

  If a participant who is subject to Section 16(b) of the 1934 Act receives shares of Common Stock by reason of the exercise of a nonstatutory option there is no ordinary income recognized at that time unless (i) the election described below is made or (ii) the sale of such shares at a profit is no longer subject to Section 16(b) of the 1934 Act. Such participants will instead recognize ordinary income equal to the fair market value of the number of shares received (less the amount of cash paid for the shares, if any) on the first day such sale is no longer subject to Section 16(b) of the 1934 Act and the Corporation or its affiliates will be entitled to deduction of a like amount for federal income tax purposes at that time provided that applicable tax withholding requirements are satisfied. However, such a participant may elect under Section 83(b) of the Code within 30 days of the transfer of such shares to have the normal rules described above apply.

  Certain additional rules apply if the exercise price of an option is paid for in shares previously owned by the optionee rather than in cash.

COMPENSATION PLANS AND ARRANGEMENTS

  Various stock plans of IC and benefit plans of the Railroad are discussed below:

  Stock Purchase Plan. Under IC's 1990 Stock Purchase Plan (the "Stock Purchase Plan") established when Prospect owned IC, 490,920 Shares of Series B Common Stock were made available by Prospect for sale to key employees and officers of IC other than Mr. Moyers, as determined by IC's Board of Directors. Shares so awarded were sold at a price of $.10 per share (which was Prospect's approximate original per share cost for such stock after split). The unawarded shares (42,180) were returned to the Corporation by Prospect. These shares and the 16,875 repurchased in 1991 are now classified as Treasury Stock. Except as described below, shares awarded pursuant to the Stock Purchase Plan are restricted for a period of four years. During such period, the restricted shares may not be sold or assigned and are subject to repurchase by IC at a price of $.267 per share after split upon the termination of the participant's employment, other than as a result of death or permanent disability. On each anniversary of the award, if the participant's employment has not previously been terminated, 25% of the shares awarded become unrestricted and no longer subject to repurchase. At March 4, 1994, a total of 37,500 shares were still restricted. All shares of Series B Common Stock were converted into an equal number of shares of Common Stock in August 1990.

  Long-Term Incentive Plan. Under the 1990 Incentive Plan, subject to certain adjustments, shares of Common Stock are available (i) for discretionary stock-based awards by the Compensation Committee to employee directors, selected salaried employees of IC and its subsidiaries and certain other individuals who possess the potential to contribute to the future success of IC and its subsidiaries ("Employee Participants") and (ii) for stock option grants, pursuant to the fixed provisions in the Incentive Plan, to directors who are not full time employees of IC ("Outside Directors").

  Under the 1990 Incentive Plan, as amended (see "Directors' Compensation"), on the date of each Annual Meeting of Stockholders, each Outside Director of IC who serves immediately prior to such date and who will continue to serve after such date (whether as a result of such director's re-election or by reason of the continuation of such director's term), is granted an option to purchase 1,500 shares of Common Stock at a price equal to the closing market price of such Common Stock on the grant date. Options held by Outside Directors expire 10 years from the date of grant, or, if earlier, one year following termination of service as a director for any reason other than death or disability. Such options become exercisable in full six months after their date of grant. Options granted to Employee Participants are granted at fair market value on grant date. Twenty five percent of each option grant becomes exercisable on each of the first four anniversary dates of the grant and expires 10 years from the date of grant.

  Executive Account Balance Plan. The Railroad's Executive Account Balance Plan provides for a sum equivalent to 10% of an executive's combined salary and performance awards in excess of a wage offset factor to be accrued annually (but not funded), and is payable upon the retirement from the Railroad or termination of employment. The wage offset factor is adjusted annually by the percentage increase in the social security wage base. For 1993, the wage offset factor was $96,000. Amounts accrued earn interest in accordance with the plan. See the footnotes to the Summary Compensation Table for amounts credited or contributed for each named executive in the last three years.

  Defined Contribution Plan. All management employees of the Railroad are eligible to participate in a defined contribution plan to which the Railroad contributes 2% of each participants earnings (as defined in the plan). All contributions are fully vested upon contribution and are invested in various investment funds as selected by the employees. Contributions are designated as Employer Contributions in the Savings Plan. See the footnotes to the Summary Compensation Table for amounts credited or contributed for each named executive in the last three years.

  Supplemental Retirement and Savings Plan. All management employees of the Railroad are eligible to participate in the Supplemental Retirement and Savings Plan (the "Savings Plan"), which is a qualified salary reduction 401(k) plan. Eligible employees may make "pre-tax" contributions to the Savings Plan of up to 15% of their salary subject to limitations imposed by the Internal Revenue Code. Those contributions are partially matched by the Railroad. The matching contribution is limited to 50% of the first 6% of an employee's pre-tax salary (i.e., the matching contribution is limited to 3% of his or her salary). All contributions are fully vested upon contribution and are invested in various investment funds as selected by the employees.

  Excess Benefit Plan. Under the Railroad's Excess Benefit Plan, amounts are accrued for each executive officer on an unfunded basis to offset the limitations imposed by the Internal Revenue Code with respect to certain benefit plans as a result of the level of the recipient's compensation. Currently, the Excess Benefit Plan provides for the accrual of a sum equivalent to the employer matching contribution under the Supplemental Retirement and Savings Plan which is restricted by the limits of Section 402(g) of the Internal Revenue Code. The amounts accrued will be distributed at the same time and on the same terms as the amounts paid under the Savings Plan.

  Supplemental Executive Retirement Plan. The Corporation established the Illinois Central Corporation Supplemental Executive Retirement Plan effective as of January 1, 1994 (the "SERP"). The SERP covers all officers of the Railroad and such other management employees as specified from time to time by the Railroad. The monthly benefit payable pursuant to the SERP is equal to a maximum of 35% of the participant's final average compensation (as defined in the SERP) offset by the amount of annual annuity that could be purchased with the sum of: (i) the portion of the participant's account in the Savings Plan which is attributable solely to Employer contributions and the earnings thereon; (ii) the participant's account in the Excess Benefit Plan; and (iii) the participant's account balance in the Executive Account Balance Plan. Participants vest after five years of participation in the SERP. Monthly benefits will begin after the participant's normal (age 65) or early retirement (age 55 and 10 years of service). The SERP provides monthly benefits payable for life if the participant is not married at retirement and on a joint and 50% survivor basis if the participant is married.

  Executive Deferred Compensation Plan. The Corporation established the Illinois Central Corporation Executive Deferred Compensation Plan effective as of January 1, 1994. The plan is available to all officers of the Railroad and such other management or other employees as specified from time to time by the Railroad. Eligible employees may elect to defer up to 50% of base salary and 100% of annual bonus. Participants' account balances are fully vested and earn interest at a specified, variable rate. Distributions under the plan will be made in a lump sum or installments after the participant's retirement or other termination of employment. A participant may elect to withdraw all or a portion of his or her account under the plan in the event of an unforeseen financial emergency.

  Management Life Insurance Plan. The Corporation established the Illinois Central Corporation Management Life Insurance Plan effective as of January 1, 1994. The plan covers management employees of the Railroad. The plan provides a benefit approximately equal to three times a participant's base salary. The plan is a form of split-dollar life insurance plan under which participants must contribute to the cost of their coverage each year. Because of this contribution, participants generally will not be taxed on the value of the life insurance coverage. The death benefit under the plan would be paid to the participant's designated beneficiary and the Railroad's contribution amount will be returned to it. At retirement, a participant will have the option of purchasing the policy from the Corporation.

  New 1994 Plans. As discussed in the Compensation Committee Report and Proposal No. 3, a new pay-for-performance program and an Executive Performance Compensation Program were adopted for all management employees, the latter is subject to Stockholder approval being solicited in Proposal No. 3. The programs include a Stock Options Program for annual grants of stock options under the 1990 Incentive Plan.

  In 1993, cash bonuses were paid or accrued based on actual 1993 results and consistent with the philosophy of the new programs. Stock option grants for 270,000 shares were awarded in 1993 on a similar basis.

                                 PENSION PLANS

  Mr. Moyers is covered by a non-qualified, unfunded supplemental retirement benefit agreement which provides for a defined benefit payable annually, commencing upon death, permanent disability or retirement (with benefits arising from retirement commencing upon his attaining age 65), in the amount of $250,000 per year for 15 years or until age 80. The agreement with Mr. Moyers was modified in August 1993 to provide that no payments would be made to him during the period he was employed by Southern Pacific Transportation Company but in no event will payments continue after age 80. Such benefits are forfeitable upon breach of a covenant not to compete contained in the agreement.

DIRECTORS' COMPENSATION

  In February 1994, the Board of Directors approved a revised compensation program for Outside Directors to be effective upon the 1994 Annual Meeting of Stockholders. The annual retainer for the Chairman will be increased from $115,000 to $120,000. The annual retainer for other Board members will be increased from $15,000 to $20,000. A retainer for committee chairmen of an additional $3,000 will be initiated in recognition of the extra demands on those individuals. In addition, each director will continue to receive $2,000 for each board or committee meeting attended and will be reimbursed for expenses incurred in attending those meetings. No director fees are paid to Mr. Harrison since he is an employee. In February 1994, the Board approved establishment of a Directors Deferral Plan which permits directors to defer up to 100% of their cash compensation until they terminate their services as directors.

  The outside directors also participate in the 1990 Incentive Plan which provides for an annual stock option grant to purchase 1,500 shares at the fair market value on the date of grant. Stock options are granted to each continuing director (whether as a result of such director's re-election or by reason of the continuation of such director's term) on the date of each Annual Meeting. Such options are exercisable in full six months following their grant date and expire 10 years following grant date or if earlier, one year after termination of service as a director for any reason other than death or disability.

  As part of the revised compensation programs, the directors terminated the 1990 Incentive Plan provision for a grant of an initial option to purchase 15,000 shares upon first election or appointment to the Board. The directors also established a non-qualified retirement plan which provides for annual payment of an amount equal to the annual retainer at the time of a director's retirement to be paid for as many years as the director served in that capacity up to a maximum of 10 years.

  IC has as Indemnification Agreement with each of the directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  No officer has an employment contract nor a termination of employment or change in control arrangement related to continued employment. However, in the event of a change in control, any unvested restricted stock awarded in 1993 and 1992 and options granted in 1993 will be subject to accelerated vesting.

  As of February 17, 1993, Mr. Moyers resigned from the Boards of IC and the Railroad and retired from his position as President and Chief Executive Officer and entered into a four year consulting and non-competition agreement with IC pursuant to which (i) he was to earn cash payments of $175,000 a year, (ii) 133,000 shares of his 1992 restricted stock award immediately vested and (iii) he was to be eligible for the continued vesting of the 67,000 unvested shares of the restricted stock award over such four year period. Both the annual consulting fee and the balance of the unvested shares were subject to forfeiture if Mr. Moyers breached the non-competition covenant. Upon Mr. Moyers' retirement, he received $238,500 as his 1993 special bonus payment for services rendered for the period from May 1992 through February 1993, which was applied toward the repayment of the principal and interest on his $1,000,000 loan from IC and his special bonus arrangement was terminated. In addition, another $200,000 principal amount of the loan was forgiven and the note was cancelled in favor of a new note providing for acceleration in the event of a breach of the non-competition covenant in the consulting and non-competition agreement. The terms of the new note are described under "Certain Transactions With Edward L. Moyers."

  As a result of Mr. Moyer's employment by The Southern Pacific Transportation Company, Mr. Moyers and IC agreed that the consulting and non-competition agreement was terminated and that no cash payments would be made by IC and the 67,000 shares of restricted stock would be forfeited. The 67,000 shares were placed in treasury. See also "Pension Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  The following independent directors are members of IC's Compensation
Committee: Alexander P. Lynch (Chairman), George D. Gould, Samuel F. Pryor, IV and John V. Tunney. No executive officer serves as a director of any entity whose executive officers serve on IC's Compensation Committee.

PERFORMANCE GRAPH

  The following performance graph compares the Corporation's change in total stockholder return on its common stock since August 1990 when public trading in the Common Stock began with the S&P Midcap

Index in which the Corporation is included and the S&P Railroad Index which includes other Class I railroads but not the Railroad. Dividend reinvestment has been assumed.

For EDGAR purposes this information was provided in tabular format.

                 STOCK PERFORMANCE TABLE

                               S & P            S & P
Period        IC Stock       Midcap 400       Railroads
- ------        --------       ----------       ---------
 7-90           100             100              100
12-90            80              95               92
12-91           226             142              150
12-92           251             159              168
12-93           376             181              208

               OWNERSHIP OF COMMON STOCK AND CERTAIN TRANSACTIONS

OWNERSHIP

  The following table sets forth certain information with respect to persons known by the Corporation to beneficially own (as defined by the Securities Exchange Act of 1934) as of March 4, 1994, five percent or more of Common Stock, and with respect to each director of the Corporation and all directors and executive officers of the Corporation as a group.

            NAME AND ADDRESS                                     PERCENTAGE OF
            (IF APPLICABLE)               AMOUNT AND NATURE OF    COMMON STOCK
          OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP(1) OUTSTANDING(1)
          -------------------            ----------------------- --------------
The Equitable Companies Incorporated
 787 Seventh Avenue
 New York, New York 10019...............        4,115,700(2)          9.66%
FMR Corporation
 82 Devonshire Street
 Boston, Massachusetts 02109............        5,506,801(3)         12.92%
Thomas A. Barron........................          362,899(4)             *
George D. Gould.........................           34,500                *
William B. Johnson......................           29,472                *
Gilbert H. Lamphere.....................          577,565(5)          1.35%
Alexander P. Lynch......................          254,530(6)             *
Samuel F. Pryor, IV.....................          276,935(7)             *
F. Jay Taylor...........................            3,999(8)             *
John V. Tunney..........................            3,162                *
Alan H. Washkowitz......................           33,000(9)             *
E. Hunter Harrison......................          195,845                *
Gerald F. Mohan.........................          130,850                *
David C. Kelly..........................          118,888                *
Ronald A. Lane..........................          103,500                *
Dale W. Phillips........................          114,093                *
All directors and executive officers of
 IC as a group (17 persons).............        2,301,233(10)         5.37%
Edward L. Moyers........................          337,079(11)            *

- --------
*   under 1%
(1) Based on 42,615,839 shares of Common Stock outstanding on March 4, 1994. Shares issuable currently or within sixty days upon exercise of options are treated as outstanding for the purposes of stating the amount of beneficial ownership and computing the percentage of beneficial ownership of shares by such person (or of the group). See pages 19 & 20 for a summary of shares purchasable upon exercise of options granted pursuant to the 1990 Incentive Plan.
(2) According to a Schedule 13G Amendment No. 3 dated February 9, 1994, on behalf of five French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle and The Equitable Companies Incorporated and certain of their subsidiaries. All shares are held directly or indirectly by Equitable or its subsidiaries. Those Equitable subsidiaries reported the following: Equitable Life reported having sole voting power for 360,000 shares, shared voting power for 108,500 shares and sole dispositive power for 468,500 shares; Alliance Capital Management L.P. reported having sole voting power for 3,174,100 shares, shared voting power for 14,500 shares and sole dispositive power for 3,647,200 shares.
(3) According to a Schedule 13G dated February 11, 1994, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corporation, has dispositive power for 5,249,501 shares in its capacity as an investment advisor to several investment companies (i.e., Funds) controlled by FMR

    Corporation. Voting rights are vested with the Fund's Board of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corporation, has sole dispositive voting power for 257,300 shares in its capacity as trustee or managing agent on several private investment accounts.
(4) Includes 56,554 shares held in trust for the benefit of Mr. Barron's descendants, of which Mr. Barron is a co-trustee. Mr. Barron disclaims beneficial ownership of these shares.
(5) Excludes 139,408 shares held by a trust for the benefit of Mr. Lamphere's descendants, of which Messrs. Alexander P. Lynch and Richard G. Woolworth, Jr. are co-trustees. Mr. Lamphere disclaims beneficial ownership of these shares. Includes 56,554 shares held by a trust for benefit of Mr. Pryor's children, of which Mr. Lamphere is a co-trustee.
(6) Includes 139,408 shares held by a trust for the benefit of Mr. Lamphere's descendants, of which Messrs. Alexander P. Lynch and Richard G. Woolworth, Jr. are co-trustees.
(7) Excludes 56,554 shares held by a trust for the benefit of Mr. Pryor's children, of which Mr. Lamphere and Mr. Samuel F. Pryor, III, Mr. Pryor's father, are trustees. Mr. Pryor disclaims beneficial ownership of these shares.
(8) Includes 1,000 shares held by Dr. Taylor's spouse. Dr. Taylor disclaims beneficial ownership of these shares.
(9) Under an arrangement with Lehman Brothers, Mr. Washkowitz must remit to Lehman Brothers any gain upon exercise of the options for 16,500 shares of the total.
(10) See Notes (4)-(9) above.
(11) Mr. Moyers retired from his position as Chairman, President and Chief Executive Officer on February 17, 1993. Therefore, neither he nor his shares are included in the directors or executive officers group. Amounts based on status of ownership at retirement and known transactions since retirement.

                              CERTAIN TRANSACTIONS

LEHMAN BROTHERS INC.

  Mr. Washkowitz has been a Managing Director of Lehman Brothers or its predecessors since 1978. Lehman Brothers has provided services to the Corporation and the Railroad in the past and is expected to do so as well in the future. Lehman Brothers managed the debt tender offer and public debt offering of the Railroad in 1993 and is the designated dealer for the Railroad's commercial paper program which started in November 1993.

CERTAIN TRANSACTIONS WITH EDWARD L. MOYERS

  Pursuant to a four-year note dated May 15, 1992, bearing interest at the rate 7.1%, Mr. Moyers became indebted to IC in the principal amount of $1,000,000. In connection with Mr. Moyers' decision to retire and resign from the Board, Mr. Moyers repaid $238,500 of principal and interest and the Compensation Committee forgave an additional $200,000 principal amount of the loan. The May 15, 1992 note was cancelled in favor of a new $614,750 note (the "Note"), to be repaid in four annual installments of principal and interest, commencing on February 18, 1994. The Note provides that unpaid principal, including any accrued interest thereon, is to be accelerated in the event of a breach of the non-competition covenant contained in Mr. Moyers' consulting and non-competition agreement with IC. For purposes of the Note, Mr. Moyers' employment with Southern Pacific Transportation Company did not trigger payment acceleration. The Note bears interest at a rate of 6.22% per annum and is prepayable in whole or in part at any time. Any unpaid principal, including any accrued interest thereon, is to be forgiven in the event of Mr. Moyers' death or disability.

                                    GENERAL

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

  The Corporation's executive officers and directors are required under the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must be furnished to the Corporation as well.

  Based solely on a review of the copies of reports furnished to the Corporation and written representations that no other reports were required, the Corporation believes that during the preceding year all executive officers and directors have complied with applicable filing requirements.

ANNUAL REPORTS

  A copy of the Corporation's 1993 Annual Report, which includes the Corporation's Consolidated Financial Statements for the three years ended December 31, 1993, was mailed to all stockholders of record as of March 4, 1994. The 1993 Annual Report is not to be regarded as part of the proxy soliciting materials.

PROXY SOLICITATION

  The cost of the solicitation of proxies will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally, or by telephone or by telegraph, by directors, officers and employees of the Corporation or its subsidiaries, without extra remuneration. The Corporation will reimburse brokers, banks, nominees and other fiduciaries for their reasonable expenses for forwarding proxy materials to principals.

  In addition, the Corporation has retained Corporate Investor Communications, Inc. at a fee of $4,500, to assist in the distribution of proxy material and the solicitation of proxies.

PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be included in next year's proxy statement must be received by the corporate Secretary at the Corporation's principal executive offices in Chicago, Illinois, no later than the close of business on November 19, 1994.

FURTHER BUSINESS

  To the best of the Board of Directors' knowledge, there are no matters to come before the Annual Meeting other than those set forth in this Proxy Statement. If any further business is presented to the Annual Meeting, the persons named in the proxies will act on behalf of the stockholders they represent according to their judgment.

                                          By order of the Board of Directors

                                          Ronald A. Lane
                                          Secretary

March 14, 1994